EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-170999, 333-162615, 333-126934, 333-153427 and 333-158337) and Form S-8 (No. 333-177464, 333-169209, 333-147461, 333-126388, and 333-147462) of BPZ Resources, Inc. and Subsidiaries of our reports dated March 14, 2012, relating to the consolidated financial statements and the effectiveness of BPZ Resources, Inc.’s internal control over financial reporting appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

/s/ BDO USA, LLP

Houston, TX

March 14, 2012